Escalade Sports Acquires Onix Sports, Strengthening Its Pickleball Category Leadership

Global Sporting Goods Leader Adds Dominant Pickleball Brand to further Strengthen Position in Growing Category

EVANSVILLE, Ind., July 29, 2015 /PRNewswire/ -- Escalade Sports®, a wholly owned subsidiary of Escalade, Inc. (Nasdaq: ESCA), a global leader in sports and outdoor recreational equipment, today announced that it has acquired Onix Sports, Inc., the preeminent brand of paddles, balls, sportswear and accessories for the sport of pickleball, to its extensive portfolio of sports equipment brands. Pickleball is a competitive paddle sport that is a combination of tennis, badminton and table tennis and is considered among the fastest growing sports in America. Financial terms of the deal were not disclosed.

This acquisition is part of a broader company strategy by Escalade Sports to strengthen its leadership position in established and emerging sports and outdoor recreational activities. Onix Sports products are the top choice for many of the best professional and amateur players around the world. The Onix Sports brand will serve as Escalade Sports' premium line of pickleball products, alongside its Pickleball Now brand, acquired in June, 2014. The acquisition will provide Escalade a wider platform to capitalize on one of the fastest growing categories in sports. According to the Sports & Fitness Industry Association 2015 Participation Report, there are 2.5 million people playing pickleball nationwide – surpassing more well-known sports like lacrosse and hockey.

"We are excited to announce the acquisition of Onix Sports," said Robert J. Keller, president and chief executive officer of Escalade, Inc. "Our market strategy is to invest in the sport by developing game-changing product innovations that will greatly improve player performance and secure a long term leadership position in the category. The acquisition of Onix Sports, an innovation leader in pickleball paddle and ball technology, will provide us with a strong brand platform to deliver the most innovative products in support of our retail partners and meet the diverse needs of pickleball players globally."

More than just a provider of premium pickleball equipment, Escalade Sports, through the Onix and Pickleball Now brands, has an aggressive strategy in place to further grow the sport of pickleball, including the support of tournaments through event sponsorships, developing programs that encourage new players to participate and partnering with pickleball ambassadors to develop infrastructure. Steve Wong, Onix Sports founder and three time USAPA National Pickleball Champion, will remain an active part of the team helping to support brand marketing initiatives and assist in driving category innovation.

Escalade Sports products are available at sporting goods dealers and independent retailers nationwide. For more information, visit www.EscaladeSports.com.

About Escalade Sports
Headquartered in Evansville, IN, Escalade Sports is a global manufacturer and distributor of sport and outdoor recreational equipment. Leaders in their respective categories, Escalade Sports' brands include Bear Archery and Trophy Ridge archery accessories, STIGA® and Ping-Pong® Table Tennis, Accudart® and Unicorn® darting, Onix Sports and Pickleball Now pickleball equipment, Goalrilla®, Goaliath® and Silverback® residential in-ground basketball systems, the STEP® fitness products, and Woodplay® and Childlife® premium playsets. Escalade Sports products are available at sporting goods dealers and independent retailers nationwide. For more information on Escalade Sports, its brands, instruction manuals, game rules, retailers, warranty, replacement parts or customer service, please call 1-888-784-4288 or visit www.escaladesports.com.

FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, Escalade's ability to successfully achieve the anticipated results of strategic acquisitions, including the integration of the operations of acquired assets and businesses, the impact of competitive products and pricing, product demand and market acceptance, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Media Contact:	BML Public Relations
Brian M. Lowe
Laurie Pepitone
973-337-6395

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